Exhibit 99.1

PROTECTION ONE ANNOUNCES FURTHER EXTENSION
OF STANDSTILL AGREEMENTS WITH QUADRANGLE

TOPEKA, Kan., June 2, 2004 — Protection One, Inc. (OTCBB: POIX) today announced that it has reached an agreement with affiliates of Quadrangle Group to further extend two previously announced standstill agreements that require the Company’s senior lenders and majority stockholder to forbear from exercising certain rights and remedies to which they might be entitled.  The terms of the new extensions require the applicable Quadrangle affiliate(s), under certain conditions, to continue to forbear until June 8, 2004, from (i) exercising any rights and taking any enforcement and collection actions as a result of the occurrence of specified defaults under the revolving credit facility and (ii) exercising any rights to which such affiliate is entitled as a result of its equity ownership in the Company.  Thereafter, the term of the standstill agreements will be automatically extended for three consecutive one-week periods unless the Quadrangle affiliate(s) deliver a written notice to the Company.

Richard Ginsburg, President and Chief Executive Officer of Protection One, said, “We appreciate the additional time provided by this new extension of the standstill agreements as we continue our discussions with Quadrangle and our other debt holders.”

Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.  For more information about Protection One, visit www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases, such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements describe our future plans, objectives, expectations or goals.  Such statements address future events and conditions concerning customer retention, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, for further discussion of factors affecting the Company’s performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.